Exhibit 99.1

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

  On February 7, 1997, Kansas City Power & Light Company (KCPL) and Western Resources, Inc. (Western Resources) entered into an agreement whereby KCPL would be merged with and into Western Resources (Merger).

  The following unaudited pro forma combined financial information presents the consolidated balance sheet as of March 31, 1997 and the consolidated statement of income for the 12 months ended March 31, 1997 for Western Resources and KCPL, assuming the Merger is accounted for as a pooling-of-interests.

  The unaudited pro forma combined financial statements were prepared utilizing the historical unaudited interim financial statements, including the notes thereto, of Western Resources and KCPL. The information shown below should be read in conjunction with the consolidated historical financial statements of Western Resources and KCPL as filed with the Securities and Exchange Commission. The following information is being presented for illustrative purposes only and is not necessarily indicative of the financial position or operating results that would have occurred had the Merger been consummated at the beginning of the periods for which the Merger is being given effect, nor is it necessarily indicative of future operating results or financial position.


The Merger

  The Merger Agreement provides that each share of KCPL Common Stock will be exchanged for $32.00 of Western Resources Common Stock, subject to certain limitations, as set forth more fully herein. Pro forma shares outstanding and related earnings and dividends per share information have been calculated assuming a Conversion Ratio of 0.95694 based on a closing price of $33.44 per share of Western Resources Common Stock on July 23, 1997. The actual Conversion Ratio will be a twenty day average of the closing price of Western Resources Common Stock calculated for a period beginning on the twenty-ninth business day prior to closing the Merger and ending on the tenth business day prior to closing the Merger.

  The Merger is assumed to generate substantial cost savings. The assumed cost savings have not been reflected in the pro forma combined balance sheet and statements of income. Transaction costs associated with the Merger including fees for advisors, attorneys and other consultants and incremental direct costs of completing the Merger are estimated to approximate $48 million.

  There are no material changes anticipated in either Western Resources' or KCPL's accounting policies as a result of the Merger. Both companies accrue unbilled revenue for energy delivered at the end of each reporting period, use composite depreciation methods at group rates specified pursuant to regulation and have certain other accounting policies which differ from each other as well as from other commercial enterprises due to the nature of how regulators have allowed certain costs to be recovered from customers.

  Western Resources has joint interests with KCPL in the LaCygne Station and Wolf Creek electric generating facilities. These generating facilities represent approximately 23% of Western Resources' total generating capacity, 39% of KCPL's total generating capacity and 29% of the combined company's total generating capacity.


Other Transactions

  In December 1996, Western Resources and ONEOK announced the formation of a proposed strategic alliance. Under the terms of the agreement, Western Resources and ONEOK will each contribute essentially all of their natural gas assets to a new company controlled by ONEOK. Following the completion of the transaction, Western Resources will have a 45% equity interest in the combined new company. The net natural gas assets and earnings from this business unit will be replaced by equity investments, equity earnings and preferred dividends after this transaction closes. The cash flows from the strategic alliance are expected to exceed the cash flows historically provided to Western Resources by these assets. The proposed transaction is expected to close following approval by ONEOK's shareholders and appropriate regulatory approvals in the second half of 1997.
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
                   WESTERN RESOURCES AND KCPL

           UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                         March 31, 1997
                         (in thousands)

                             ASSETS


                                                                                 Pro Forma
                                                    Western       KCPL                   Total
                                                 (Historical) (Historical) Adjustments  Combined
Current Assets:
     Cash and cash equivalents . . . . . . . . . .$    2,289  $   25,112  $ 57,000(a)  $   84,401
     Accounts receivable and unbilled
       revenues (net). . . . . . . . . . . . . . .   271,542      37,311      -           308,853
     Other current assets. . . . . . . . . . . . .   141,854      75,464      -           217,318
       Total current assets. . . . . . . . . . . .   415,685     137,887    57,000        610,572
Property, Plant and Equipment, net . . . . . . . . 4,347,240   2,339,362      -         6,686,602
Deferred Charges and Other Assets:
     Goodwill, net . . . . . . . . . . . . . . . .      -           -         -              -
     Deferred future income taxes. . . . . . . . .   217,257     126,000      -           343,257
     Other assets. . . . . . . . . . . . . . . . . 1,608,488     370,337   (35,000)(b)  1,943,825
       Total deferred charges and other assets . . 1,825,745     496,337   (35,000)     2,287,082
         Total Assets  . . . . . . . . . . . . . .$6,588,670  $2,973,586  $ 22,000     $9,584,256



                 LIABILITIES AND CAPITALIZATION


                                                                          Pro Forma
                                                    Western       KCPL                    Total
                                                 (Historical) (Historical) Adjustments   Combined

Current Liabilities:
     Short-term debt . . . . . . . . . . . . . . .$1,226,737 $    80,452  $   -        $1,307,189
     Accounts payable. . . . . . . . . . . . . . .   115,186      36,745      -           151,931
     Other current liabilities . . . . . . . . . .   224,706      73,656    13,000(b)     311,362
       Total current liabilities . . . . . . . . . 1,566,629     190,853    13,000      1,770,482
Other Liabilities and Deferred Credits:
     Deferred income taxes . . . . . . . . . . . . 1,107,213     638,508      -         1,745,721
     Deferred investment tax credits . . . . . . .   123,848      66,051      -           189,899
     Other . . . . . . . . . . . . . . . . . . . .   450,845     106,490      -           557,335
       Total other liabilities and deferred
         credits. . .. . . . . . . . . . . . . . . 1,681,906     811,049      -         2,492,955
Capitalization:
     Long-term debt, net . . . . . . . . . . . . . 1,407,450     925,136      -         2,332,586
     Refinanced Short Term Borrowings. . . . . . .      -         93,000   (93,000)(a)       -
     Company-obligated mandatorily redeemable
       preferred securities. . . . . . . . . . . .   220,000        -      150,000 (a)    370,000
     Preferred and preference stock. . . . . . . .    74,858      89,062      -           163,920
     Common equity . . . . . . . . . . . . . . . . 1,637,827     864,486   (48,000)(b)  2,454,313
       Total Capitalization. . . . . . . . . . . . 3,340,135   1,971,684     9,000      5,320,819
         Total Liabilities and Capitalization. . .$6,588,670  $2,973,586  $ 22,000     $9,584,256

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
                   WESTERN RESOURCES AND KCPL

        UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

           For the Twelve Months Ended March 31, 1997
              (in thousands except per share data)


                                                                               Pro Forma
                                      Western           KCPL                             Total
                                    (Historical)     (Historical)     Adjustments      Combined
Operating Revenues                   $2,117,394       $ 892,039        $   -          $3,009,433

Operating Expenses:
   Fuel                              $  628,445       $ 144,654            -          $  773,099
   Purchased power                       25,392          49,716            -              75,108
   Other operations                     656,668         181,143            -             837,811
   Maintenance                          100,219          70,282            -             170,501
   Depreciation and amortization        208,340         116,435            -             324,775
   Taxes:
     Income                              89,003          63,272            -             152,275
     General                             96,962          95,579            -             192,541
       Total Operating Expenses       1,805,029         721,081            -           2,526,110

Operating Income                        312,365         170,958            -             483,323

Other Income (Expenses), net             18,043         (43,171)           -             (25,128)

Income Before Interest Charges          330,408         127,787            -             458,195

Interest Charges                        165,214          59,271            -             224,485

Net Income                              165,194          68,516            -             233,710

Preferred and Preference Dividends       12,714           3,788            -              16,502

Earnings Applicable to Common Stock  $  152,480       $  64,728        $   -          $  217,208

Earnings Per Average Common Share    $     2.37       $    1.05        $   -          $     1.76

Average Common Shares Outstanding        64,238          61,900          (2,666)(c)      123,472

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(a) In April 1997 KCPL Financing I, a wholly-owned subsidiary of KCPL, issued
$150 million of 8.3% manditorily redeemable preferred securities. KCPL used $93 million of the proceeds from this issuance to repay short-term obligations.

(b) To reflect Western Resources' estimated direct merger costs of $48 million as a reduction to equity.

(c) To reflect the issuance of Western Resources Common Stock to KCPL shareholders in connection with the Merger using an exchange ratio for Western's closing price on July 23, 1997 of $33.44. Pro forma shares and related earnings per share have been calculated assuming a Conversion Ratio of 0.95694 based on the closing price per share of Western Resources Common Stock on July 23, 1997 of $33.44. The actual Conversion Ratio will be based on a 20-day average of the price of Western Resources Common Stock calculated for a period beginning on the 29th business day prior to Closing and ending on the tenth business day prior to Closing.

WESTERN RESOURCES AND KCPL SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

                                         Twelve Months Ended March 31, 1997
Pro Forma Combined (unaudited)
  Ratio of earnings to fixed charges (1). .              2.05x (2)

(1) Earnings are deemed to consist of net income to which has been added income taxes (including net deferred investment tax credit) and fixed charges. Fixed charges consist of all interest on indebtedness, amortization of debt discount and expense, and the portion of rental expense which represents an interest factor.

(2) The ratio includes a one-time payment during the first quarter of 1997 of $53 million from KCPL to UtiliCorp United Inc. This payment was made as a result of KCPL's announcement of its agreement to combine with Western Resources. Excluding this one-time payment, the ratio would have been 2.23x on a proforma combined basis.
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